Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share(2)	2,472,820	$2.693)	$6,651,885.80 (3)	$616.63
Common stock, par value $0.001 per share(4)	2,390,025	$2.69 (3)	$6,429,167.25 (3)	$595.98
Common stock, par value $0.001 per share(5)	9,725,690	$2.69 (3)	$26,162,106.10 (3)	$2,425.23
Total	14,588,535	$2.69	$39,243,159.15	$3,637.84

(1)	Represents shares offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Represents outstanding shares of common stock.

(3)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $2.69 per share on May 5, 2022 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.

(4)	Represents shares of common stock issuable upon exercise of pre-funded warrants.

(5)	Represents shares of common stock issuable upon exercise of warrants.